Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of AvalonBay Communities, Inc. and in the related Prospectus of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

Form S-3	Form S-8

No. 333-87063	No. 333-16837
No. 333-15407	No. 333-56089
No. 333-62855	No. 333-115290
No. 333-87219	No. 333-134935
No. 333-103755	No. 333-141032
No. 333-107413
No. 333-132435
No. 333-135243
No. 333-139839
/s/ Ernst & Young LLP
Mclean, Virginia
February 25, 2008